Exhibit 99.1


[sanz logo]


    SANZ Receives Initial Orders on Five Year Federal Data Management Program
                Company to Provide Services to Over 30 Locations

Englewood, Colo. - March 29, 2005 - SANZ, Inc., (OTCBB: SANZ) a national provider of data storage management and system integration services, today announced that it had received initial orders on a major federal program that the company expects will generate more than $16 million in revenue over a five-year period ending in 2009. The company anticipates that near term impact will be between $7 million and $9 million of revenue in 2005. The scope of program, as now designed, includes storage solution requirement definition, solution design and implementation as well as providing a broad scope of services to support over 30 government locations worldwide. Actual scope and timing is subject to change as the program proceeds, specific requirements are further developed and out-year budgets are addressed.

"This award again demonstrates SANZ' ability to support extremely large and complex data management infrastructures within federal client environments," said Brendan Reilly, SANZ Chief Technology Officer and Government Sector General Manager. "Adding this program to our current client base within the Department of Defense, civilian and intelligence communities takes us another step closer to our goal of becoming the government's leading independent source for trusted data and information management consulting and services."

SANZ has teamed with a large consulting and project management firm on this award and is contractually prohibited from disclosing any additional details at this time.

About SANZ, Inc.
SANZ Inc. is a nationwide storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrust(TM) Process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ's EarthWhere(TM) is a spatial data provisioning system that stores, manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

Investor Relations: Liolios Group, Inc. Ron Both 949-574-3860 ron@liolios.com


FORWARD LOOKING STATEMENTS:
This press release contains statements that are "forward looking statements" under the federal Securities laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the Company's sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the Company's products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in the Company's filings at the U.S. Securities and Exchange Commission.